EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

GLENVIEW, IL, September 12, 2007 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today announced that Robert Eck has been promoted to the newly created position of Executive Vice President — Chief Operating Officer and that Dennis Letham has been promoted to the position of Executive Vice President-Finance and Chief Financial Officer.

Mr. Eck, age 49, has been with the Company’s operating subsidiary, Anixter Inc., for 17 years in a variety of staff and commercial positions. His most recent position, held since 2004, was Executive Vice President — Enterprise Cabling and Security Solutions. In this role Eck has overseen annual sales growth specific to this end market of approximately 16 percent, including significant growth from our initiative to develop our security products business. Previous key positions include Senior Vice President — Physical Security Products and Integrated Supply (2003) and Senior Vice President — Integrated Supply Solutions (2002).

Mr. Letham, age 56, has been with Anixter for the past 14 years and has served as Senior Vice President-Finance and Chief Financial Officer for the past 12 years. During this time he has overseen the finance, accounting, tax, internal audit and legal activities of the Company.

Commenting on these appointments, Robert Grubbs, President and Chief Executive Officer, said, “The creation of the Chief Operating Officer position is a result of the Company’s rapid growth over the past few years. We feel Bob Eck’s strong track record at Anixter has proven that he possesses the qualities and experience necessary to support our continued success. Over the past year, Mr. Letham has taken on added responsibilities outside of the finance and accounting areas, most notably in human resources. His promotion reflects the added duties he has assumed.”

Sam Zell, Chairman of the Board, said, “Over the past four years sales at Anixter have more than doubled. Included in this growth has been a series of acquisitions in the North American and European OEM Supply marketplace, which now generates in excess of $1 billion in annual sales for the company. This rapid growth and diversification of end markets has brought new organizational challenges and complexity. These executive management changes reflect the Board’s desire to ensure there is sufficient depth and breadth to the management team in order for the Company to continue to execute effectively on all of its growth strategies.”

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 350,000 products and over $1 billion in inventory, 3) 226 warehouses with more than 5.5 million square feet of space, and 4) locations in 251 cities in 49 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

Information set forth in this news release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements can be identified by the use of forward-looking terminology such as “believe,” “expects,” “intends,” “anticipates,” “completes,” “estimates,” “plans,” “projects,” “should,” “may” or the negative thereof or other variations thereon or comparable terminology indicating the Company’s expectations or beliefs concerning future events. They are subject to a number of factors that could cause actual results to differ materially from what is indicated here. These factors include changes in supplier or customer relationships, technology changes, economic and currency risks, new or changed competitors, risks associated with inventory, commodity price fluctuations and risks associated with the integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com